EXHIBIT 19.1
Insider Trading Policy
In order to take an active role in the prevention of insider trading violations by executive officers, directors, employees and other related individuals of Netflix, Inc. (the “Company”) and its subsidiaries, the Company has adopted this Insider Trading Policy (the “Policy”).

Statement of Intent
The Company opposes the misuse of material nonpublic information in the trading of securities and it is the intent of this Policy to implement procedures designed to prevent trading based on material nonpublic information regarding the Company, including any of its subsidiaries. The Company also wishes to discourage certain trading in its securities by its executive officers, directors, employees and other related individuals that may be contrary to the interests of our shareholders. The term "executive officer" herein shall have the same meaning as the term “officer” as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.

Definition of Material Nonpublic Information
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding transactions of the Company’s securities. Put another way, there must be a substantial likelihood that the information would be viewed by the reasonable investor as having significantly altered the total mix of information available in the market concerning the Company. Either positive or negative information may be material.

Questions concerning whether nonpublic information is material can be directed to the Compliance Officer.

Covered Parties
The Policy covers executive officers, directors and all employees of, or consultants or contractors to, the Company or its subsidiaries, as well as their immediate family members who reside with them, anyone else who lives in their household, and any other individuals who do not live in their household but whose transactions in Company securities are directed by them or are subject to their influence or control (such as parents or children who consult with them before trading in Company securities) (“Insiders”). This Policy applies to trades of Company securities in which an Insider has any “beneficial” or other interest, or over which they exercise investment control.

Covered Transactions
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as publicly-traded options. Transactions subject to this Policy include purchases, sales and bona fide gifts of the Company’s securities (which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization).

Prohibited Transactions
No Insider shall engage in any transaction involving the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that the Insider possesses material nonpublic information concerning the Company or its subsidiaries, and ending at the beginning of the trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.

No Insider shall disclose (“tip”) material nonpublic information about the Company or its subsidiaries to any other person where such information may be used by such person to their profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.

No Insider shall engage in any transaction involving another company’s securities while in possession of material nonpublic information about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and the other company is a business partner of the Company such as one with which the Company is discussing a proposed transaction, collaborator, customer, distributor, vendor or supplier.

Except for participation in the Company’s stock option program, no executive officer or director shall, at any time, engage in any transactions involving any hedging or derivatives of Company securities, including trading in futures and derivative securities and engaging in hedging activities relating to our securities, including exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds or other arrangements or instruments designed to hedge or offset decreases in the market value of our securities, provided that it shall not be a violation of this Policy for an executive officer or director to engage in any such transaction initiated prior to March 4, 2020.

Except as may otherwise be authorized under this Policy, executive officers and directors shall not initiate any transactions subsequent to March 4, 2020 that involve pledging any Company securities as collateral for a loan or holding them as security in a margin account.

Problematic Transactions
While employees (other than executive officers, except as otherwise provided) are not prohibited by this Policy from using Company securities as collateral for loans or in margin accounts with respect to the Company’s securities or engaging in transactions involving hedging or derivatives of Company securities, including by means of exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds or other arrangements or instruments designed to hedge or offset decreases in the market value of our securities, the Company discourages employees from such activity because, among other problems, these types of transactions may result in transactions in Company securities occurring outside the Open Window (defined below). Limit orders with brokers should not extend beyond any Open Window and be cancellable upon an imposition of a black-out period. Employees interested in trading outside of the Open Window should look into adopting a 10b5-1 trading plan, as described below. Exercising stock options issued pursuant to the Company’s stock option plan, as otherwise permitted under this Policy, is not considered problematic.

The Company’s Trading Window
The Company has determined that all executive officers, directors, and those other persons identified on Attachment 1 (as may be amended from time to time by the Compliance Officer), shall be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof EXCEPT during the following trading window:

Beginning at the open of market on the trading day following the date of public disclosure of the Company’s financial results for a preceding calendar quarter or year and ending at the close of market on the 10th day of the second calendar month of the current calendar quarter (the “Open Window”).

In addition, the Company, through the Compliance Officer, may authorize longer or additional trading windows in which buying, selling, gifting or otherwise effecting transactions in the Company’s securities would be permitted pursuant to this Policy as if it were the “Open Window.” Similarly, the Company, through the Compliance Officer, may impose special black-out periods during which certain persons will be prohibited from buying, selling or otherwise effecting transactions in the Company’s securities, even though the trading window would otherwise be open. If a special black-out period is imposed, the Company will notify affected individuals, who should thereafter not engage in any transaction involving the Company’s securities and should not disclose to others the fact of such suspension of trading.

It should be noted that even during the Open Window, any person possessing material nonpublic information should not engage in any transactions in the Company’s securities until the beginning of the trading day following the date of public disclosure of such information, whether or not the Company has recommended a suspension of trading to that person.

Pre-Clearance of Trades and Other Transactions
All executive officers and directors of the Company and other persons designated by the Compliance Officer as being subject to pre-clearance requirements must refrain from trading in or gifting the Company’s securities, even during the Open Window, without first contacting the Company’s Compliance Officer and obtaining pre-clearance to commence trading in the Company’s securities.

In addition, all executive officers and directors are required to comply with Section 16 of the Exchange Act and related rules and regulations, which set forth reporting obligations as well as limitations on “short swing” transactions. The Company is available to assist in filing Section 16 reporting; however, the obligation to comply with Section 16 is personal. Please direct any inquiries concerning compliance to the Compliance Officer. Executive officers and directors who wish to pledge the Company's stock as collateral after March 4, 2020 must first contact the Company's Compliance Officer to request an exemption and pre-clearance to enter into the transaction.

Adoption and Effect of 10b5-1 Trading Plans
The Company permits all directors, executive officers and employees to adopt trading plans in accordance with Rule 10b5-1(c) under the Exchange Act (“10b5-1 trading plans”). A 10b5-1 trading plan must comply with the requirements of Rule 10b5-1 and may only be adopted or amended in an Open Window and when the person adopting the plan is not otherwise in possession of material nonpublic information about the Company, its subsidiaries or its securities. All 10b5-1 trading plans must be pre-approved by the Compliance Officer or his delegate. The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a 10b5-1 trading plan. More information concerning trading plans is available from the Compliance Officer.

Exemptions from this Policy
The exercise of stock options under the Company’s stock option plan with a cash payment of the exercise price is exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement, or the Company withholding a portion of the shares underlying the options to satisfy exercise price or tax withholding requirements. This exemption does not apply to the sale of any shares issued upon such exercise and it does not apply to a cashless exercise of options, which is accomplished by a sale of a portion of the shares issued upon exercise of an option.

Post-Termination Transactions
If a person is in possession of material nonpublic information when their service terminates, that individual should not trade in Company securities until that information has become public or is no longer material.

Consequences for Violation
Directors and employees who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity stock option and other incentive plans or termination of employment or service.

Pursuant to U.S. federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they are in possession of material nonpublic information regarding the Company or its subsidiaries. In addition, Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or its subsidiaries or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.

Individual Responsibility
Every executive officer, director and employee, consultant and contractor has the individual responsibility to comply with this Policy, and the applicable laws of their jurisdiction. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. Trading in the Company’s securities during the trading window (including with pre-clearance) should not be considered a “safe harbor,” and all directors, executive officers and other persons should use good judgment at all times.

Compliance Officer

●The Company’s Chief Legal Officer shall serve as the Insider Trading Compliance Officer (the “Compliance Officer”). The duties of the Compliance Officer shall include, but not be limited to, the following:
●Pre-clearing transactions as required under this Policy.
●Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.
●Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission by Section 16 reporting persons under Section 16 of the Exchange Act.
●Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 reporting persons, on an annual basis.
●Assisting the Company in implementation of the Policy.
●Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

The duties may be delegated by the Compliance Officer to such other individuals as the Compliance Officer deems appropriate.

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Attachment 1

Persons subject to trading window restrictions

Insiders, as defined in the Company’s Insider Trading Policy, except employees, contractors and consultants who are employed or retained through a direct or indirect subsidiary and who:

●are not included, as a matter of business practice, in the distribution of corporate information about the Company and its financial performance,
●are not integrated into the Company’s email systems, and
●do not have access to consolidated financial data.

Notwithstanding the above, any person who is (1) eligible to participate in the Company’s stock option program or (2) has been notified in writing by the Compliance Officer that the trading window applies to them, shall be subject to trading window restrictions.